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                                                                   Exhibit 11.1

                                  ODWALLA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                                        Year Ended August 31,
                                                       -------------------------
                                                       1995      1996       1997
                                                       -----     -----     -----
                                                            (in thousands)
Weighted average shares of common stock
     outstanding for the period ..................     4,074     4,921     4,988

Weighted average common share equivalents ........       398       499        --
                                                       -----     -----     -----

Shares used in computing net earnings per share ..     4,472     5,420     4,988
                                                       =====     =====     =====